EXHIBIT 99.1

[LOGO]
FOR IMMEDIATE RELEASE

HAGGAR CORP. AMENDS ITS RIGHTS PLAN TO OFFER STOCKHOLDERS MORE PROTECTION FROM
                       UNSOLICITED TAKEOVER PROPOSALS

         DALLAS, TX (August 30, 2001) -- Haggar Corp. (NASDAQ-HGGR) announced today that its Board of Directors has amended the Company's shareholder rights plan, which is designed to protect its shareholders from unsolicited takeover proposals and require that acquisition proposals are negotiated with the Company's Board. The amendment was adopted in the normal course of updating the Company's shareholder rights plan and not in response to any acquisition proposal. The amendment reduces the threshold required to become an "acquiring person" (as defined in the Company's shareholder rights plan) from twenty percent (20%) or more to fifteen percent (15%) or more of the outstanding shares of common stock of the Company under certain circumstances. In addition, the amendment provides that any person who holds 15% or more of the outstanding shares of common stock of the Company as of the date of the amendment will not become an "acquiring person" unless such person acquires additional shares of common stock of the Company after the date of the amendment. The amendment also deletes certain "Continuing Director" provisions in their entirety from the plan and all decision making is now vested in the Company's Board of Directors. The amendment reflects prevailing shareholder rights plan terms.

         Haggar Clothing Co., a wholly-owned subsidiary of Haggar Corp. (NASDAQ-HGGR), is a leading marketer of men's casual and dress apparel and women's sportswear, with global headquarters in Dallas, TX. Haggar markets in the United States, United Kingdom, Canada, Mexico, South Africa, and Indonesia. Haggar also holds exclusive licenses in the United States to use the Claiborne-Registered Trademark- trademark and in the United States and Canada to use the DKNY-Registered Trademark- trademark to manufacture, market, and sell men's shorts and pants in men's classification pant departments. For more information visit the Haggar website at WWW.HAGGARCORP.COM.